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EXHIBIT 99.1

PHOTONICS CORPORATION
DTC Data Technology
1222 Alderwood
Sunnyvale, CA 94089

As of May 31, 2000

Mr. Jim Vaughan
Chairman of the Board
RealEstate4Sale.com, Inc.
2902 Canton Street
Dallas, TX

Re:	Letter of Intent dated February 3, 2000 as amended
February 8, 2000

Dear Mr. Vaughan,

This letter shall memorialize our desire to terminate the above referenced letter of intent in accordance with the terms contained therein. Failures in due diligence of RealEstate4Sale.com's business and the resignation of Mr. Thomas Bailey as president of the two are but two of our stated reasons for the termination.

Thank you for permitting Photonics Corporation the opportunity to explore the acquisition of your company. We look forward to an opportunity to discuss the possibility of Photonics Corporation acquiring other businesses in which you are involved.

Please execute this letter in the space provided below as your indication on behalf of RealEstate4Sale.com, Inc. that the referenced letter of intent is of no further force or effect between the parties therein. Please return the executed copy to my office for my files. Thank you for your assistance in this matter.

Sincerely,
Photonics Corporation
/s/ James T. Koo
______________________
James T. Koo
Managing Consultant

AGREED and ACCEPTED as of May 31, 2000.

RealEstate4Sale.com, Inc.
/s/ Jim Vaughan
_____________________
Jim Vaughan , Chairman of the Board